Exhibit 99.1

Designated Filer:	Warburg Pincus LLC
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	November 18, 2020

Explanation of Responses:

(1)         This Form 4 is filed on behalf of Warburg Pincus LLC, a New York limited liability company (“WP LLC” or, the “Warburg Pincus Reporting Person”).

(2)         Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”) currently owns 0 shares of Common Stock. Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), currently holds 2,008,182 shares of Common Stock. Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners currently owns 64,570 shares of Common Stock. WP LLC manages each of WP X O&G, WP X Partners and WP IX (collectively, the “WP Funds”).

(3)         By reason of the provisions of Rule 16a-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Warburg Pincus Reporting Person may be deemed to be the beneficial owner of the 2,072,752 shares of Common Stock of the Company held collectively by the WP Funds.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, the Warburg Pincus Reporting Person herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. The Warburg Pincus Reporting Person disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock of the Company.

(4)         The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $11.120 to $12.115 per share, inclusive.

(5)         The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $12.120 to $12.295 per share, inclusive.

(6)         The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $10.390 to $11.380 per share, inclusive.

(7)         The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $11.390 to $11.430 per share, inclusive.

(8)         The Warburg Pincus Reporting Person undertakes to provide, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (4) through (7) to this Form 4.